UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported) April 29, 2019

LEXARIA BIOSCIENCE CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-52138	20-2000871
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 – 740 McCurdy Road, Kelowna, BC Canada	V1X 2P7
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (250) 765-6424

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

 ☐

Item 8.01 Other Events

On April 29, 2019 Lexaria Bioscience Corp. (“Lexaria”), via its subsidiary Lexaria Hemp Corp. entered into a Definitive Agreement with a private Nevada-based Company, to license Lexaria’s DehydraTECHTM, on a semi-exclusive basis, for a term of five (5) years, for utilization in certain CBD-based beverages for distribution across the USA, following regulatory approval.

On May 1, 2019 the board of directors of Lexaria approved a new equity incentive plan (the “Plan”) which provides for incentive-based equity for eligible participants resulting in up to an aggregate of 7,838,713 common shares in the authorized share capital of Lexaria being issued thereto.  Equity awards issued under the Plan may not have a term that is longer than ten (10) years which term if further reduced to a maximum of five (5) years for individuals who hold 10% or more of Lexaria’s issued share capital and must be issued with an exercise / issue price of the greater of the fair market value on either the day prior to or the day of the stock issuance, and for persons holding 10% or more of Lexaria’s issued share capital the exercise / issue price must not be less than 110% of the fair market value on the date of the award grant.  The Plan is expected to be registered with the Securities Exchange Commission.

On May 6, 2019, Lexaria issued 790,000 Incentive Stock Options under the Plan to certain directors, employees and consultants.  These options have an exercise price of US$0.99 per share and have a five (5) year term.  The options will vest as to 510,000 immediately, 60,000 on November 26, 2019, 50,000 on April 15, 2020, 60,000 on November 26, 2020, 50,000 on April 15, 2021 and 60,000 on November 26, 2021.  The options are also subject to a four month hold period pursuant to Canadian Securities Exchange policy.

Item 9.01	Financial Statements and Exhibits

99.1	Press Release dated May 7, 2019

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 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEXARIA BIOSCIENCE CORP.

/s/ Chris Bunka
Chris Bunka
CEO, Principal Executive Officer

Date: May 9, 2019

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